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                                                                    EXHIBIT 99.1


                              NUEVO ENERGY COMPANY
                              2001 Forecast - Web
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share amounts)

                                       Actual                      Forecast
                                  -------------- ---------------------------------------
                                  3 months ended  3 months ended  6 months ended
                                  March 31, 2001   June 30, 2001  Dec. 31, 2001    2001
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
REVENUES:

Oil revenues.......................  $ 67,184      $ 66,457       $149,338      $282,979
Gas revenues.......................    50,723        35,490         55,671       141,884
Liquids revenues...................     1,324         1,314          1,781         4,419
Interest and other income (1)......       698           171            153         1,021
                                     ---------------------------------------------------
        Total revenues.............  $119,929      $103,431       $206,943      $430,305
                                     ---------------------------------------------------
COSTS & EXPENSES:

Lease operating expenses...........  $ 59,157      $ 47,159       $ 95,234      $201,551
Depreciation, depletion and
   amortization....................    19,835        20,420         40,398        80,653
Exploration costs..................     2,665         5,812         17,905        26,382
General and administrative
   expenses (2)....................     7,276        10,137         15,377        32,790
Interest expense...................    11,135        11,645         22,030        44,811
TECONS - Dividends expense.........     1,653         1,653          3,306         6,612
Other expense (1)..................     2,122           217            589         2,928
                                     ---------------------------------------------------
        Total expenses.............  $103,843      $ 97,043       $194,839      $395,726
                                     ---------------------------------------------------
Net earnings before taxes..........  $ 16,086      $  6,388       $ 12,105      $ 34,579

Income Taxes:
        Current....................       560           323            605         1,488
        Deferred...................     5,923         2,256          4,237        12,415
                                     ---------------------------------------------------
Net Income (loss)..................  $  9,603      $  3,810       $  7,263      $ 20,675
                                     ===================================================

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Earnings per share (diluted).......  $   0.57      $   0.22       $   0.42      $   1.21

        Discretionary Cash
            Flow (3)...............  $ 39,532      $ 32,578       $ 71,081      $143,190
        Discretionary Cash Flow
            per share (diluted)....  $   2.33      $   1.90       $   4.13      $   8.35

EBITDAX (4)........................  $ 51,703      $ 45,735       $ 95,744      $193,365

Weighted average common and
        dilutive potential
        common shares
        outstanding................    17,003        17,145         17,203        17,139

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Prices:
        Oil ($/BBL) - Including
           hedges..................  $  16.21      $  15.67       $  18.05      $  16.98
        Oil ($/BBL) - reference
           price (NYMEX)...........  $  28.73      $  28.08       $  28.74      $  28.57
        Gas ($/MCF)................  $  13.26      $  11.32       $   8.25      $  10.35
        Gas ($/MCF) - reference
           price (NYMEX)...........  $   7.27      $   4.78       $   4.34      $   5.18

Production:
        Oil (MBBL).................     4,144         4,242          8,276        16,662
        BBLS/D.....................    46,045        46,611         44,976        45,649
        Gas (MMCF).................     3,824         3,134          6,749        13,708
        MMCF/D.....................        43            34             37            38
        Liquids (MBBL).............        44            44             83           170

MBOE - Including liquids...........     4,825         4,808          9,483        19,117

Lease Operating Expense
        per BOE....................  $  12.26      $   9.81       $  10.04      $  10.54

General & Administrative Expense
        per BOE....................  $   1.51      $   2.11       $   1.62      $   1.72

Fixed Charge Coverage Ratio........       4.0           3.4            3.8           3.8

Long-term Debt.....................  $409,702      $409,702       $429,998      $429,998

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Notes:
 (1) As a matter of policy, we will not provide guidance on other income, other expense, gain or loss on sales of assets, or gain or loss on derivatives, except as specifically noted.

 (2) In the 2Q01, G&A includes severance costs associated with the resignation of Nuevo's CEO.

 (3) Calculated as Net Income, plus Deferred Taxes, plus Exploration Costs, plus DD&A, less Gain on Sale of Assets plus Loss on Sale of Assets.
       Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.

 (4)   Calculated as Net Earnings before Taxes, plus Exploration Costs, plus
       Dividends on TECONS, plus Interest Expense, plus DD&A, less Gain on
       Sale of Assets, plus Loss on Sale of Assets. Actual amounts may include additional cash flow adjustments not specified above, resulting in immaterial differences.

SECOND QUARTER 2001 FINANCIAL GUIDANCE
The estimates listed below contain assumptions which we believe are reasonable. We caution that these estimates are based on currently available information as of the date hereof. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available.

All of the estimates and assumptions set forth in this document constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will in fact occur and caution that actual results may differ materially from those in the forward-looking statements. A number of factors could affect our future results or the energy industry generally and could cause our expected results to differ materially from those expressed in this release. These factors include, among other things:

         -    Increases or decreases in oil and gas prices;

         - Compliance with environmental regulations and other governmental laws and regulations applicable to the oil and gas industry;

         - Unanticipated problems or successes encountered during the exploration for and exploitation and production of oil and gas;

         - Political and economic events and conditions in the jurisdictions in which we operate;

         -    Our hedging activities;

         - Decisions we make regarding our debt and equity structure, including the decision to issue additional capital stock or debt securities;

         -    Our ability to deliver oil and gas to commercial markets;

         -    Changes in consumer demand;

         -    The impact of competition;

         - The uncertainty of estimates of oil and gas reserves and production rates;

         - The impact of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities";

         - The risk factors and other conditions described in the report on Form 10-K for the year ended December 31, 2000, and in the report on Form 10-Q for the quarter ended March 31, 2001.

These estimates also assume that we will not engage in any material transactions such as acquisitions or divestitures of assets, formation of joint ventures or sale of debt or equity securities. We continually review these types of transactions as part of our corporate strategy, and may engage in any of them without prior notice.

CRUDE OIL PRODUCTION
We anticipate that our second quarter 2001 production will be between 4.1 and
4.4 million barrels (45,055 - 48,352 barrels per day) which incorporates a reduction in crude oil volume due to a decrease in steaming, and downtime for potential electrical interruptions, pump repairs, scheduled field maintenance and replacement of the carbon dioxide unit at the Rincon Oil Separation Facility
(ROSF). Of this second quarter 2001 volume, approximately 86% will be derived from California, 13% from the Republic of Congo and 1% from other U.S. However, weather, unexpected subsurface conditions, power supply disruptions and other unforeseen operating hazards may have an adverse impact on Nuevo's production volumes and better than expected development drilling results or exploration success could have a positive effect.

CRUDE OIL PRICES
Realized crude oil prices for the second quarter 2001 are expected to be between $15.30 and $16.10 Bbl. Realized prices are based on the current NYMEX WTI futures price and are adjusted for the California crude oil sales contract, the impact of hedges, and the price sharing agreements for our Point Pedernales and Congo production.

o Nuevo realizes approximately 72% of the NYMEX WTI price for California crude oil production, before hedges. About half of Nuevo's California crude oil production is considered heavy oil (15 degree API quality crude oil or heavier produced by thermal operations). The market price for California heavy crude oil differs from the established market indices for oil elsewhere in the U.S., due principally to the higher transportation and refining costs associated with heavy oil.

o Nuevo realizes approximately 95% of the NYMEX WTI price for East Texas crude oil production, before hedges.

o Nuevo realizes approximately 80% of the NYMEX WTI price for Congo crude oil production, before hedges. Nuevo's Congo production is a relatively heavy crude oil (16 - 20 degree API gravity) which is processed into low-sulfur, No. 6 fuel oil for sale to worldwide markets. The market for residual fuel oil differs from the markets for WTI and other benchmark crudes due to its primary use as an industrial or utility fuel versus the higher value transportation fuel component, which is produced from refining most grades of crude oil.

The price of crude oil is subject to large fluctuations in response to relatively minor changes in the supply of and demand for crude oil, market uncertainty and a variety of additional factors beyond Nuevo's control. Any substantial or extended decline in the price of crude oil would have an adverse effect on Nuevo.


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PRICE RISK MANAGEMENT POLICY
Nuevo's price risk management policy was designed to accomplish the following objectives: 1) to ensure sufficient capital for reserve replacement and 2) to ensure fixed charge coverage ratios are maintained.

CRUDE OIL HEDGES
SWAPS             VOLUME                    WTI PRICE
-----             ------                    ----------
2Q01              26,200 B/D                $19.84 Bbl.
3Q01              20,000 B/D                $21.22 Bbl.
4Q01              15,500 B/D                $22.95 Bbl.
1Q02              12,500 B/D                $25.91 Bbl.

FLOORS            VOLUME                    WTI PRICE
------            ------                    ----------
2Q02              19,000 B/D                $22.00 Bbl.
3Q02              14,000 B/D                $22.00 Bbl.
4Q02              14,000 B/D                $22.00 Bbl.

For a swap transaction, we receive a fixed price for our production and pay the counter party a floating price based on a market index. For a floor (purchased put), we receive the floor price if the floating price falls below the floor price. Swaps fix the price we receive for production, while floors establish a minimum price.

NATURAL GAS PRODUCTION
We anticipate that our second quarter 2001 production will be between 2.9 and
3.3 Bcf (31.9 MMcfd - 36.3 MMcfd) which incorporates a reduction in natural gas volume due to a delay in the mobilization of a drilling rig offshore California and downtime associated with the replacement of the carbon dioxide unit at the Rincon Oil Separation Facility (ROSF). Of this second quarter 2001 volume, approximately 90% will be derived from California and 10% from other U.S. However, weather, unexpected subsurface conditions, and other unforeseen operating hazards may have an adverse impact on our production volumes and better than expected development drilling results or exploration success could have a positive effect.

NATURAL GAS PRICES
Realized gas prices for the second quarter 2001 are expected to be between $11.00 and $11.60 Mcf based on our assumption regarding the California price differential versus the current NYMEX strip price. Recently, natural gas prices in California have greatly exceeded NYMEX prices, and that wide basis differential is expected to persist through much of 2001.

The price of natural gas is subject to large fluctuations in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors beyond Nuevo's control. Natural gas prices have been high recently, especially in the California market. No assurances can be made that they will remain at current levels.

CALIFORNIA NATURAL GAS MARKET VOLATILITY
Nuevo continues to work to optimize the use of its gas reserves in a very volatile California gas market. The Company projects that it will produce more natural gas than it will consume in 2001. Given that fact, the Company believes that any decisions to reduce gas consumption for steam usage which would reduce near-term crude oil production, will have a net positive impact on overall earnings, cash flow and EVA. Beginning in mid-December 2000, Nuevo reduced its gas consumption related to cyclic steaming operations for higher steam-oil ratio
(SOR) wells in order to capture robust California spot gas prices. This forecast assumes a further reduction in gas consumption for steaming operations in 2001 versus 2000. Nuevo will continue to look for opportunities to take advantage of its net long natural gas position in California. Finally, Nuevo expects to continue to add to gas reserves and production in California through both exploration and exploitation efforts in 2001.

NATURAL GAS HEDGES
Nuevo does not have any of its natural gas production hedged.

LIQUIDS
We anticipate that our second quarter 2001 production will be between 43,000 and 45,000 barrels (473 and 495 barrels per day). Historically, the estimated realized price for liquids is approximately 80% of the NYMEX WTI price. The same factors that affect our oil and gas production and pricing can also have an effect on the production and pricing of liquids.

SECOND QUARTER 2001 TOTAL PRODUCTION
We anticipate that our second quarter 2001 production will be between 4.6 and
5.0 million BOE with 88% crude oil. However, our production volumes are subject to curtailments, delays, and cancellations as a result of a lack of capital or other problems such as: weather, compliance with governmental regulations or price controls, electrical shortages, mechanical difficulties or shortages or delays in the delivery of equipment. Changes to the capital budget (i.e. dollar amount and projects) and exploratory drilling success will also have an impact on production volumes.

2001 TOTAL PRODUCTION
The slight production decline from the previous financial guidance for 2001 (19.1 MMBOE vs. 19.2 MMBOE) incorporates Nuevo's preliminary assessment of the duration of the production shut-in resulting from the failure of a carbon dioxide treatment vessel at the Rincon Oil Separation Facility (ROSF) located in Ventura County, California.

LEASE OPERATING EXPENSE (INCLUDES PRODUCTION AND AD VALOREM TAXES)
Nuevo uses natural gas to generate steam for its thermal production. Since recent natural gas prices have increased significantly, gas costs have become a major component of LOE. With more normalized natural gas prices in 1999, steam costs contributed less than $1.00 BOE to LOE. During 2000, steam costs averaged $2.30 BOE. Incorporating the impact of high gas costs and a reduction in steam usage, we expect the second quarter 2001 LOE to be between $9.40 and $10.20 BOE. The projected reduction in steam usage is currently expected to continue throughout 2001. Note that company-wide Nuevo produces more natural gas in total than we consume in our thermal operations, so the net effect of higher natural gas prices on our income statement is positive. In California, Nuevo produced 40 MMcfd and consumed 22 MMcfd in thermal operations in the first quarter 2001.

DEPRECIATION, DEPLETION AND AMORTIZATION
We anticipate that the DD&A rate for the second quarter 2001 will be between $4.15 and $4.35 BOE. Our DD&A rate has been revised upward based on SEC proved reserves at December 31, 2000.

EXPLORATION COSTS
We caution that this is an inherently difficult expense category to estimate and that this estimate can be volatile due to the number of wells drilled, completed and the success rate in any given quarter and any potential changes to the capital budget. Exploration expenses for the second quarter 2001 should be between $5.3 million and $6.3 million.

GENERAL AND ADMINISTRATIVE EXPENSE
We anticipate that the G&A rate for the second quarter 2001 will be between $2.05 and $2.15 BOE. The G&A expense for the 2Q01 includes severance costs associated with the resignation of Nuevo's CEO. The factor that could have the greatest impact on G&A is the mark to market accounting for Nuevo's deferred compensation plan which is based on the price of Nuevo common stock. As a matter of policy, Nuevo accrues target EVA bonuses on a quarterly basis which may not represent actual results at year-end.

INTEREST EXPENSE
We anticipate that our interest expense for the second quarter 2001 will be between $11.5 million and $11.8 million.

TERM CONVERTIBLE SECURITIES (TECONS) - DIVIDEND EXPENSE
We expect our second quarter 2001 TECONS dividend expense to be $1.65 million.

INCOME TAXES
We expect our effective income tax rate for the second quarter 2001 to be 40% (inclusive of applicable federal and state taxes) and our deferred tax ratio to be 87%.

WEIGHTED AVERAGE COMMON AND DILUTIVE POTENTIAL COMMON SHARES OUTSTANDING
Nuevo repurchases its common shares under a Board authorized share repurchase program. As of March 31, 2001, approximately 7,700 shares remained authorized for repurchase at management's discretion under the existing authorization. On February 12, 2001, the Board authorized the repurchase of an additional 1 million shares of Nuevo common stock. While the Company's policy is not to comment on the status of the share repurchase program until the authorization is exhausted or when quarterly financial statements are published, the weighted average shares shown for these forecast periods are updated for material changes in share balances through the forecast date which includes share repurchases and options in the money. No future anticipated share repurchases are included in the forecast.

CAPITAL EXPENDITURES
Due to high gas prices in CA, Nuevo is forecasting a deferral of capital associated with thermal projects. We now expect base capital expenditures for 2001 to be approximately $160 million vs. $187 million, assuming gas prices remain at these levels for the remainder of the year. Depending on the level of drilling success this year, capital expenditures could be increased by approximately $18 million in 2001. Some of the factors impacting the level of capital expenditures include crude oil and natural gas prices as well as the volatility in these prices, the cost and availability of oilfield services, exploratory drilling success, acquisitions and divestitures and the level and availability of external financing.

SFAS NO. 133
Nuevo expects that SFAS No. 133 will primarily increase the volatility of other comprehensive income and results of operations. In general, the amount of volatility will vary with the level of derivative activities during any period. Nuevo will not provide guidance on this item.